Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.amgen.com

AMGEN NAMES ROBERT BRADWAY EXECUTIVE VICE

PRESIDENT AND CHIEF FINANCIAL OFFICER

THOUSAND OAKS, Calif. (April 10, 2007) – Amgen (NASDAQ: AMGN) today announced the appointment of Robert Bradway as executive vice president and chief financial officer. He will be responsible for Amgen’s finance, strategy and investor relations operations. Bradway replaces Richard Nanula, who is leaving the company to pursue other opportunities.

Bradway, 44, joined Amgen in 2006 as vice president, Operations Strategy. Prior to joining the company, he spent 18 years at Morgan Stanley in New York and London, where he was a managing director in investment banking. Bradway led Morgan Stanley’s healthcare practice in Europe for several years and also ran the company’s European banking department.

“Bob brings nearly 20 years of corporate finance experience to his new role and we are delighted to have him as part of our executive team,” said Kevin Sharer, Amgen’s chairman and chief executive officer.

Nanula will remain at Amgen for the next 90 days to assist in the transition. “Richard has played an important role in Amgen’s growth during the past six years, and I deeply appreciate his service to the company,” said Sharer.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

CONTACT: Amgen, Thousand Oaks

David Polk, 805-447-4613 (media)

John Shutter, 805-447-1060 (investors)